UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check	the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MATTHEWS INTERNATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NEWS RELEASE

Matthews International Corporation

Corporate Office

Two NorthShore Center

Pittsburgh, PA 15212-5851

Phone: (412) 442-8200

January 10, 2025

FOR IMMEDIATE RELEASE

Matthews International Files Definitive Proxy Statement and Sends Letter to Shareholders

Urges shareholders to vote “FOR” Matthews’ three director nominees on the WHITE proxy card

PITTSBURGH, January 10, 2025 – Matthews International Corporation (NASDAQ GSM: MATW) (“Matthews” or the “Company”) today announced that it has filed definitive proxy materials with the Securities and Exchange Commission (“SEC”) in connection with its upcoming Annual Meeting of Shareholders scheduled to be held on February 20, 2025. In conjunction with the definitive proxy filing, Matthews is mailing a letter to the Company’s shareholders.

Highlights from the letter include:

•	Under the Board and CEO Joe Bartolacci’s leadership, Matthews has developed into a strong, diversified and resilient provider of innovative solutions for customers around the globe.

•

Matthews has announced the sale of SGK Brand Solutions at a compelling valuation. This is a transformative and complex transaction that the Company has been pursuing long before Barington was even a shareholder.

•

The Board has launched an evaluation of strategic alternatives for our portfolio of businesses that remains ongoing. It expects to announce several initiatives over the course of the 2025 fiscal year that will help achieve that objective.

•	Matthews’ Board is regularly refreshed, exceptionally qualified, highly engaged and best positioned to oversee the Company and the continued execution of its strategy and strategic review process.

•	In contrast, none of the Barington nominees have a background or significant experience in the Company’s businesses.

The full text of the letter being mailed to shareholders follows:

January 10, 2025

Dear Fellow Shareholder,

Your Board of Directors and management team are focused on enhancing the value of your investment in Matthews. Over the last several years, the Matthews leadership team has ushered the Company through a period of significant growth as it executed a strategic plan to diversify the Company’s businesses. At the same time, the Matthews Board of Directors has taken decisive action to unlock the value of the Company’s diversified business segments, which includes the commencement of a comprehensive review of strategic alternatives and the recently announced sale of the SGK Brand Solutions (SGK) business at a compelling valuation.

At the upcoming Annual Meeting scheduled for February 20, 2025, you will have a critical decision to make regarding the composition of the Company’s Board that impacts the future of the Company and the value of your investment. In addition to our three recommended director nominees, Terry L. Dunlap, Alvaro Garcia-Tunon and J. Michael Nauman, you will see three other nominees listed on the proxy card – Ana B. Amicarella, Chan W. Galbato and James Mitarotonda. These individuals have been nominated by Barington Capital, an activist investor who is pursuing a proxy contest to advance its own interests at the expense of all other shareholders. The Board does not endorse the candidacy of the nominees advanced by Barington and urges you to DISCARD all gold proxy cards and materials sent to you by Barington.

There are important reasons why we believe the choice is clear and you should vote “FOR” Matthews’ three director nominees – Terry L. Dunlap, Alvaro Garcia-Tunon and J. Michael Nauman – on the WHITE proxy card today:

1.	Under the Board and CEO Joe Bartolacci’s leadership, Matthews has developed into a strong, diversified and resilient provider of innovative solutions for customers around the globe.

2.

Matthews has announced the sale of SGK, a transformative transaction we have been pursuing for several years. The sale has already received significant support from shareholders of Matthews and the market more broadly. Put simply, the only valid suggestion by Barington was the sale of SGK, which Matthews was already engaged in executing long before Barington was even a shareholder and has now been publicly announced.

3.

The Board has launched – and publicly announced in November of 2024 – an evaluation of strategic alternatives for our whole portfolio of businesses. The Board is dedicated to driving long-term value creation, and the strategic alternatives process is a reflection of that commitment. We expect to announce several initiatives over the course of the 2025 fiscal year that will help achieve that objective.

4.

Matthews has worked constructively with Barington Capital for more than two years. We also recently approached Mr. Mitarotonda with an opportunity to participate as a supportive shareholder of the SGK transaction. Unfortunately, Mr. Mitarotonda declined and decided to move forward with an unnecessary and disruptive proxy contest.

5.

Matthews’ Board is regularly refreshed, exceptionally qualified, highly engaged and best positioned to oversee the Company and the continued execution of our strategy and strategic review process. With the nomination of J. Michael Nauman, the Board has nominated four new independent directors in the past five years.

Under the Board and CEO Joe Bartolacci’s leadership, Matthews has grown and diversified its businesses, and is committed to unlocking the value of the portfolio

The Matthews team, under the leadership of Joe Bartolacci, has delivered solid performance. Notably, in fiscal 2024 Matthews reported $1.8 billion in consolidated revenue and met its revised guidance target for profitability as we continued to focus on enhancing efficiencies and improving margins.

This continues a track record of strong performance under Mr. Bartolacci’s leadership during a period marked by geopolitical, regulatory and economic uncertainty. Mr. Bartolacci has led Matthews through a period of substantial growth, resulting in strong diversified business units with substantial value creation potential.

•

The Company’s Memorialization business is now an industry leader with steady, predictable free cash flow. Since 2006, the Company’s consolidated revenues grew from approximately $700 million in fiscal to $1.8 billion today.

•

Over the past several years, we have undertaken a significant effort to transform SGK, which has included cost reductions, strategic pricing initiatives and focused growth investments. Thanks to these efforts, we are now seeing stable performance, with SGK ending fiscal 2024 with three consecutive quarters of sequential sales growth and improving margins. All of this has culminated in a value maximizing sale, discussed in more detail below.

•

Within Industrial Technologies, we expect the demand recovery to have a positive impact at the start of our new fiscal year, which should result in meaningful revenue results in the latter part of fiscal 2025 and into 2026.

•

Interest in the innovative solutions being offered through our Energy Solutions business remains strong, and we are well positioned both financially and operationally to lead the ongoing transition to electric vehicles through our multi-decade investment in advanced rotary processing technologies and alternative solutions for such technologies.

Matthews has already announced the sale of SGK Brand Solutions

Over the past several years, we have undertaken a deliberate process to maximize the value of our diversified business units, including SGK. This process has involved extensive discussions with multiple prospective partners. As a result of this process, as previously announced on January 8, 2025, Matthews and affiliates of SGS & Co. have entered into a definitive agreement under which Matthews will sell its interest in SGK to a newly formed entity created by SGS & Co.

Matthews will realize $350 million of total upfront consideration and expects the immediate cash proceeds from the transaction of approximately $250 million will be used for the repayment of debt, while other consideration received in the future will also be used to reduce debt. We anticipate a target leverage ratio of less than 3x over time.

The new entity will have an enterprise value of approximately $900 million, representing an adjusted EBITDA multiple of 9x on a trailing-twelve-month basis. Notably, the valuation we achieved through this transaction far exceeds a valuation estimated by Barington in December of 2022.

On a go-forward basis, the new entity expects to realize over $50 million in annual run-rate cost synergies over a 30-month expected integration period creating an opportunity for significant value creation in Matthew’s 40% ownership interest in the new entity.

In the recently announced SGK transaction, Matthews was successful in negotiating such favorable terms under the Board and CEO Joe Bartolacci’s leadership given how strategic investments in technology and various cost-savings initiatives executed by the leadership team had effectively repositioned the global brand business within competitive markets over recent years.

As a result of this transaction, we are moving toward a more streamlined business structure that can be better valued by the public equity markets. The structure of the transaction whereby we retain a minority investment is in the best interests of our shareholders as it provides Matthews with immediate cash to prioritize debt repayment while providing a path for a full exit of the business at a strong valuation.

It is also important to note that, counter to Barington’s recent comments, a transaction of this complexity takes a significant amount of time to negotiate, execute and announce. To allege that Matthews announced this transaction as a result of Barington’s suggestion is preposterous. We have been pursuing an SGK transaction well before Barington was even a shareholder. Shareholders should be wary of Mr. Mitarotonda’s comments, which are a blatant attempt to deceive the market and save face after Matthews offered him an opportunity to participate in the transaction as a supportive shareholder. An opportunity Mr. Mitarotonda declined.

The Board is in the process of evaluating strategic alternatives for our portfolio of businesses

We recognize our business segments have varied growth trajectories with different capital needs and, as a result, the Board launched a comprehensive evaluation of strategic alternatives for all of our businesses. We retained J.P. Morgan to support this evaluation.

As we continue to take action to drive shareholder value within our diverse business segments – as the recent sale of SGK underscores – we expect to announce several initiatives over the course of the 2025 fiscal year that will help us achieve this goal.

Matthews has worked constructively with Barington Capital

On December 30, 2022, Matthews entered into an agreement with Barington whereby Barington served as a consultant to Matthews. On October 18, 2023, Matthews and Barington agreed to extend the agreement, allowing James Mitarotonda to continue to meet with the Company’s business leaders on a quarterly basis. In October 2024, Matthews attempted to renew our confidentiality agreement with Mr. Mitarotonda to be able to share the Company’s evaluation of its portfolio to unlock value. Mr. Mitarotonda refused to pursue such an agreement.

Yet again, shortly before the announcement of the SGK sale announcement on January 8, 2025, representatives of Matthews reached out to Mr. Mitarotonda with an opportunity to participate as a supportive shareholder of the SGK transaction. However, Mr. Mitarotonda again refused that option and decided to continue with a proxy contest.

Mr. Mitarotonda’s behavior has not been constructive with respect to Matthews. During his consulting relationship with the Company, he never once presented any suggestion or perspective that (a) was in the best interests of all shareholders and (b) that the Board was not already considering or executing. His level of understanding about Matthews’ business segments and the work underway to drive long-term value creation was often questionable, and, at times, alarmingly weak. He made little effort to enhance his understanding of the business despite having access to senior management and being given the opportunity to ask any questions on which he wanted further clarity. The routinely scheduled meetings with Matthews senior management were frequently cut short by Mr. Mitarotonda as he was frequently unprepared to dive deep into each business segment or to offer any meaningful insights about the markets, industries or competitors. What is more puzzling is that, while Mr. Mitarotonda was a consultant to the Company, he commended the management team and its performance on more than one occasion.

Notwithstanding Barington’s lack of added input, the Board still interviewed Barington’s director nominees as part of our broader refreshment program. The Governance and Sustainability Committee of the Board asked the Barington nominees questions regarding their background, experience and business thesis for the Company. During the interview process, other than Mr. Mitarotonda, neither of Barington’s candidates had any knowledge of Matthews and they openly admitted as much.

Ultimately, the Board determined not to recommend any of the Barington nominees and reaffirmed its recommendation of each of Mr. Dunlap, Mr. Garcia-Tunon and Mr. Nauman to the Board.

The right Board is in place and refreshment is an ongoing priority

Members of the Matthews Board bring many years of expertise at public companies, including across industrial and manufacturing industries, as well as corporate governance, finance, marketing, sales, strategy and human resources.

•

Terry L. Dunlap is an independent director and a member of the Compensation, Governance and Sustainability, and M&A Review Committees. Currently serving as the principal of Sweetwater LLC, a consulting firm with a focus on manufacturing, Mr. Dunlap’s experience and knowledge in the global manufacturing industry are valuable resources to the Company’s Board. Indeed, Mr. Dunlap has extensive hands-on operational experience with multi-national manufacturing organizations.

Mr. Dunlap previously served as the Interim Chief Executive Officer and President of TimkenSteel Corporation, a specialty steel producer. Prior thereto, Mr. Dunlap spent 31 years with Allegheny Technologies. Mr. Dunlap serves on the board of directors of United States Steel Corporation, and previously served as a director of TimkenSteel Corporation and of Ampco-Pittsburgh Corporation, a global producer of forged and case engineered products.

•

Alvaro Garcia-Tunon is an independent director and the Chairman of the Board. Having served as the Chief Financial Officer of a public company with global operations, Mr. Garcia-Tunon has leadership skills in international business, corporate governance and risk management. As a CPA, he also provides the Board with strong financial and accounting skills.

Mr. Garcia-Tunon served as the longtime Chief Financial Officer of Wabtec Corporation, a provider of products and services for the global rail industry, until his retirement in 2014. He also previously served on the board of directors and audit committee of Allison Transmission Holdings, Inc., a global provider of commercial-duty automatic transmissions and hybrid propulsion systems, and on the board of directors of MSA Safety, Inc., a global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Mr. Garcia-Tunon also holds a Juris Doctor degree.

•

J. Michael Nauman is an independent nominee who brings more than 35 years of experience in commercial and operational leadership, strategy development, restructuring and M&A. Mr. Nauman has served on the board of directors of the Commercial Vehicle Group, Inc., a diversified industrial products and services company, as an independent director since July 2021, where he has served as chair of the nominating and governance committee, along with serving on the audit and compensation committees.

Mr. Nauman served as the President and Chief Executive Officer, and as a member of the board of directors, of Brady Corporation, an international manufacturer of solutions that identify and protect people, products and places, experience that will benefit Matthews as the Company prepares to launch its new product identification (PID) offering. Prior to joining Brady Corporation, Mr. Nauman held various roles over a 20-year period at Molex Incorporated, a global electronics leader and connectivity innovator, where he led global businesses in the automotive, data communications, industrial, medical, military/aerospace and mobile sectors.

In contrast, none of the Barington nominees have a background or significant experience in the Company’s businesses.

Furthermore, since October 2020, the Governance and Sustainability Committee and the Board have worked to refresh the Board of Directors. Notably, the Board has added two new independent directors over the past two years, three independent directors over the past five years and has nominated a fourth new independent director, Mr. Nauman, for election at the Annual Meeting who brings significant experience in commercial and operational leadership. The Board believes its refreshment efforts are a more effective way to bring new perspectives to the Board than this unnecessary and disruptive proxy contest initiated by Barington.

Vote Today “FOR” All of Matthews’ Director Nominees on the WHITE Proxy Card

Throughout this process, nothing about Barington’s behavior over the past two years has demonstrated good faith engagement or a serious willingness to deliver viable suggestions. Given Mr. Mitarotonda’s lack of contributions to our Company and his nominees having no knowledge of Matthews, it is clear to our Board that the addition of any of Barington’s nominees risks the value of your investment.

The Board urges you to DISCARD all gold proxy cards and materials sent to you by Barington. Further, shareholders should NOT sign, return or vote any gold proxy card sent to you by Barington. Only the latest validly executed proxy card will count at the Annual Meeting.

Do not be misled by Barington’s recasting of the facts. The Board regularly and proactively reviews Matthews’ business against our strategic priorities and other opportunities available to the Company, as the SGK sale and strategic alternatives process demonstrate. We are committed to acting in the best interests of all shareholders, not just one.

Thank you for your investment in Matthews and ongoing support.

Sincerely,

The Matthews Board of Directors

YOUR VOTE IS IMPORTANT!

Your vote is important, and we ask that you please vote “FOR” the election of our three nominees: Terry L. Dunlap, Alvaro Garcia-Tunon and J. Michael Nauman using the WHITE proxy card.

Simply follow the easy instructions on the enclosed WHITE proxy card to vote by internet, phone or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided. If you received this letter by email, you may also vote by pressing the WHITE “VOTE NOW” button in the accompanying email. The Board of Directors urges you to disregard any such materials and does not endorse any of Barington’s nominees.

If you have any questions or require any assistance with voting your shares, please call the Company’s proxy solicitor, Georgeson, at:

(888) 755-7097 or email MATWinfo@Georgeson.com

Advisors

J.P. Morgan Securities LLC is serving as financial advisor to Matthews. Cozen O’Connor and Jones Day are serving as legal counsel to Matthews.

About Matthews International

Matthews International Corporation is a global provider of memorialization products, industrial technologies, and brand solutions. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets, cremation-related products, and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment includes the design, manufacturing, service and sales of high-tech custom energy storage solutions; product identification and warehouse automation technologies and solutions, including order fulfillment systems for identifying, tracking, picking and conveying consumer and industrial products; and coating and converting lines for the packaging, pharma, foil, décor and tissue industries. The SGK Brand Solutions segment is a leading provider of packaging solutions and brand experiences, helping companies simplify their marketing, amplify their brands and provide value. The Company has over 11,000 employees in more than 30 countries on six continents that are committed to delivering the highest quality products and services.

Additional Information

In connection with the Company’s 2025 Annual Meeting, the Company has filed with the U.S. Securities and Exchange Commission (“SEC”) and commenced mailing to the shareholders of record entitled to vote at the 2025 Annual Meeting a definitive proxy statement and other documents, including a WHITE proxy card. SHAREHOLDERS ARE ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ALL OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC AND WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. Investors and other interested parties will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, or from the Company at its website: http://www.matw.com/investors/sec-filings. You may also obtain copies of the Company’s definitive proxy statement and other documents, free of charge, by contacting the Company’s Investor Relations Department at Matthews International Corporation, Two NorthShore Center, Pittsburgh, Pennsylvania 15212-5851, Attention: Investor Relations, telephone (412) 442-8200.

Participants in the Solicitation

The participants in the solicitation of proxies in connection with the 2025 Annual Meeting are the Company, Alvaro Garcia-Tunon, Gregory S. Babe, Joseph C. Bartolacci, Katherine E. Dietze, Terry L. Dunlap, Lillian D. Etzkorn, Morgan K. O’Brien, J. Michael Nauman, Aleta W. Richards, David A. Schawk, Jerry R. Whitaker, Francis S. Wlodarczyk, Steven F. Nicola and Brian D. Walters.

Certain information about the compensation of the Company’s named executive officers and non-employee directors and the participants’ holdings of the Company’s Common Stock is set forth in the sections entitled “Compensation of Directors” (on page 36 and available here), “Stock Ownership of Certain Beneficial Owners and Management” (on page 64 and available here), “Executive Compensation and Retirement Benefits” (on page 66 and available here), and “Appendix A” (on page A-1 and available here), respectively, in the Company’s definitive proxy statement, dated January 7, 2025, for its 2025 Annual Meeting as filed with the SEC on Schedule 14A, available here. Additional information regarding the interests of these participants in the solicitation of proxies in respect of the 2025 Annual Meeting and other relevant materials will be filed with the SEC when they become available. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.

Forward-Looking Statements

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the expectations, hopes, beliefs, intentions or strategies of the Company regarding the future, including statements regarding the anticipated timing and benefits of the proposed joint venture transaction, and may be identified by the use of words such as “expects,” “believes,” “intends,” “projects,” “anticipates,” “estimates,” “plans,” “seeks,” “forecasts,” “predicts,” “objective,” “targets,” “potential,” “outlook,” “may,” “will,” “could” or the negative of these terms, other comparable terminology and variations thereof. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations, and no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include our ability to satisfy the conditions precedent to the consummation of the proposed joint venture transaction on the expected timeline or at all, our ability achieve the anticipated benefits of the proposed joint venture transaction, uncertainties regarding future actions that may be taken by Barington in furtherance of its intention to nominate director candidates for election at the Company’s 2025 Annual Meeting, potential operational disruption caused by Barington’s actions that may make it more difficult to maintain relationships with customers, employees or partners, changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in interest rates, changes in the cost of materials used in the manufacture of the Company’s products, any impairment of goodwill or intangible assets, environmental liability and limitations on the Company’s operations due to environmental laws and regulations, disruptions to certain services, such as telecommunications, network server maintenance, cloud computing or transaction processing services, provided to the Company by third-parties, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, or other factors such as supply chain disruptions, labor shortages or labor cost increases, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company’s acquisitions and divestitures, cybersecurity concerns and costs arising with management of cybersecurity threats, effectiveness of the Company’s internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company’s control, impact of pandemics or similar outbreaks, or other disruptions to our industries, customers, or supply chains, the impact of global conflicts, such as the current war between Russia and Ukraine, the outcome of the Company’s dispute with Tesla, Inc. (“Tesla”), the Company’s plans and expectations with respect to its exploration, and contemplated execution, of various strategies with respect to its portfolio of businesses, the Company’s plans and expectations with respect to its Board, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Contacts

Matthews International Co.

Steven F. Nicola

Chief Financial Officer and Secretary

(412) 442-8262

Georgeson LLC

Bill Fiske / David Farkas

MATWinfo@Georgeson.com

Collected Strategies

Dan Moore / Scott Bisang / Clayton Erwin

MATW-CS@collectedstrategies.com